Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH FINANCIAL RESULTS

NEW HAVEN, Conn. (August 13, 2010) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and six months ended June 30, 2010. For the second quarter of 2010, the Company reported a net loss of $6.4 million, compared with a net loss of $6.1 million for the same period last year. Cash, cash equivalents and marketable securities as of June 30, 2010 were $19.5 million.

“The past six months have seen the most robust research and development activity in Achillion’s history, and we expect this increased activity level to continue for the remainder of this year and into next year as we begin phase 2 clinical trials for ACH-1625 and prepare to file investigational new drug (IND) applications for our other HCV candidates,” said Michael Kishbauch, President and CEO of Achillion. “Our lead protease inhibitor, ACH-1625, continued to demonstrate excellent potency, safety and tolerability in the final two dosing cohorts we just completed. We are on target to begin phase 2 dosing next month, and expect to announce 28-day dosing results at the end of the first quarter next year, followed by 12-week results by the end of next year.”

“Having recently announced the nomination of clinical candidate ACH-2928, our NS5A inhibitor, we have the opportunity, with four distinct HCV compounds and three different mechanisms, to create significant value for our shareholders over both the near and longer term. Each of our HCV assets has the potential to be a category leader due to its profile, and collectively, these assets provide compelling combination possibilities,” added Kishbauch.

Second Quarter Results

For the three months ended June 30, 2010, total revenues were $187,000, compared with negative $7,000 during the same period in 2009. Revenues relate to the Company’s collaboration agreement with Gilead Sciences, Inc. to develop compounds for use in treating chronic hepatitis C, as well as revenue under a Small Business Innovation Research (SBIR) grant from the National Institutes of Health related to the Company’s antibacterial research. Revenues increased as the result of this SBIR grant whose term began April 1, 2010, as well as increased amounts due from Gilead. Under the collaboration arrangement, certain legal costs associated with intellectual property incurred by Achillion are reimbursed by Gilead. Achillion did not recognize any revenue during either quarter related to amortization of its up-front, milestone and FTE payments previously received under the agreement, as the collaboration does not have a lead compound upon which it can accurately estimate its future performance obligations.

Research and development expenses were $4.8 million in the second quarter of 2010, compared with $4.4 million for the same period of 2009. The increase in research and development expenses resulted from increased clinical trial costs associated with Achillion’s most advanced HCV clinical candidate, ACH-1625, as well as increased preclinical costs associated with HCV compounds ACH-2684 and ACH-2928.

For the three months ended June 30, 2010, general and administrative expenses were $1.7 million, increased slightly from the $1.6 million incurring during the same period in 2009.

Non-cash stock compensation expense totaled $467,000 for the second quarter of 2010 as compared with $490,000 for the second quarter of 2009, and is included in both research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2010, the Company reported a net loss of $12.0 million, decreased from a net loss of $12.8 million in the same period in 2009. Total revenues were $261,000, compared with negative $300,000 in the prior year period. Revenues increased primarily as a result of recognizing revenue under the SBIR grant described above, as well as increased cost reimbursement from Gilead under the collaboration.

For the six months ended June 30, 2010, research and development expenses totaled $8.8 million, compared with $9.1 million during the same period in 2009. Research and development expenses decreased primarily as the result of clinical trial costs incurred in the prior period for phase 2 clinical development of elvucitabine which has now been completed. General and administrative expenses were $3.4 million for the six months ended June 30, 2010, increased from $3.2 million in the same period in 2009.

Non-cash stock compensation expense totaled $938,000 for the six months ended June 30, 2010 as compared with $976,000 for the same period in 2009, and is included in both research and development and general and administrative expenses.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of our drug candidates, which may not be duplicated in future preclinical studies or in future clinical studies, if any, Achillion’s expectations regarding the timing of preclinical and clinical trials, Achillion’s increased research and development activities, expectations regarding creating significant shareholder value and Achillion’s expectations regarding its drug candidates’ potential for combination therapy. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$187	$(7)	$261	$(300)

Operating expenses:
Research and development	4,814	4,399	8,773	9,136
General and administrative	1,690	1,598	3,357	3,201

Total operating expenses	6,504	5,997	12,130	12,337

Loss from operations	(6,317)	(6,004)	(11,869)	(12,637)

Other income (expense):
Interest income	15	57	25	149
Interest expense	(82)	(144)	(176)	(327)

Net loss	$(6,384)	$(6,091)	$(12,020)	$(12,815)

Net loss per share - basic and diluted	$(0.17)	$(0.23)	$(0.32)	$(0.48)

Weighted average shares outstanding - basic and diluted	38,540	26,419	37,066	26,409

Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents and marketable securities	$19,499	$9,712
Working capital	14,138	2,803
Total assets	21,793	11,670
Long-term liabilities	2,489	2,906
Total liabilities	9,181	10,648
Total stockholders’ equity	12,612	1,022